UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

Item 3.02 Unregistered Sales of Equity Securities

On January 20, 2021, FOMO CORP. (“FOMO”) entered into a third-party loan agreement for $205,000, netting the Company $180,000 after OID (original issue discount) of $20,000 and legal expenses of $5,000. Terms and conditions of the loan and attached common stock purchase warrants are herein attached as Exhibits 10.1 and 10.2. As part of the financing, FOMO also issued the third-party lender ten million restricted shares of common stock. The loan has a buyout option during the six months after closing which management intends to pursue, though there can be no assurances.

Item 3.03 Material Modification to Rights of Security Holders

On January 20, 2021, FOMO CORP. retired a $115,000 third-party loan that was funded October 28, 2020 for $128,800, which included one year of accrued interest as per contract. The loan had a cap on its conversion into common stock at a per share price of $0.0007. As a result, the third-party loan and an attached 164,285,714 common stock purchase warrants, with a strike price of $0.0007, have been extinguished. At current market prices, this action removed 348,285,714 potential shares of dilution from the capital stack of the Company. The third-party loan document and warrant agreement can be located in Exhibit 10.18 of the Company’s Form 10-K for calendar year 2019, which was filed on the SEC’s EDGAR system on December 7, 2020.

Item 9.01. Exhibits

(a) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	FOMO CORP. GS Capital $205,000 Debenture – January 20, 2021
10.2	FOMO CORP. GS Capital Warrant Agreement – January 20, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: January 21, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer